Exhibit 2.1

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (“Agreement”), dated as of the 1st day of July, 2004, is executed by and entered into by and between AMERICAN CENTRAL EASTERN TEXAS GAS COMPANY LIMITED PARTNERSHIP, an Oklahoma limited partnership and ACGC GATHERING COMPANY, L.L.C., an Oklahoma limited liability company (collectively the “Sellers”), and MARKWEST ENERGY EAST TEXAS GAS COMPANY L.P. a Delaware limited partnership (the “Buyer”).

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Definitions.  As used in this Agreement, the following terms have the indicated meanings:

a.                                 The term “ACGT” shall mean American Central Gas Technologies, Inc., a Delaware corporation.

b.                                The term “ACGC Gathering” shall mean ACGC Gathering Company, L.L.C., an Oklahoma limited liability company.

c.                                 The term “Agreement” shall mean this Asset Purchase and Sale Agreement together with the exhibits hereto.

d.                                The term “American Central Eastern Texas” shall mean American Central Eastern Texas Gas Company Limited Partnership, an Oklahoma limited partnership.

e.                                 The term “Assessment Period” as provided by Section 6.1 shall mean a time period, which shall end on July 20, 2004.

f.                                   The term “Buyer” shall mean MarkWest Energy East Texas Gas Company L.P., a Delaware Limited Partnership.

g.                                The term “Buyer Indemnitor” shall mean Buyer, its successors and assigns for the purposes set forth in Section 6.8.

h.                                The term “Capital Expenditure Contracts” means the Chevron Contract, the EPC Contract, the NGPL Contracts and the Total E&P Contract.

i.                                    The term “Chevron Contract” shall mean the Gas Gathering and Processing Agreement dated February 13, 2004, as amended on May 20, 2004, between Chevron Texaco Exploration and Production Company, a division of Chevron USA, Inc. and Sellers referred to in Section 2.6.

j.                                    The term “Closing” is defined in Section 7.4.

k.                                 The term “Closing Amount” is defined in Section 3.3.

l.                                    The term “Closing Date” shall mean on or before August 30, 2004.

m.                              The term “Compressor Stations” shall mean the compressor stations and related buildings, improvements and facilities described on Exhibit E.

n.                                The term “Contracts” mean the gas purchase agreements, gas and liquids sales agreements, gathering and processing agreements, and other contracts and agreements relating to the System that are identified on Exhibit I.

o.                                The term “Crawfish Plant” shall mean the natural gas processing plant referred to in Section 2.5.

p.                                The term “Devon Gas Imbalances” shall mean any gas purchase and sale imbalances relating to Devon Energy Corp. as defined in Section 3.6.

q.                                The term “Devon Negative Balance Payment Amount” is defined in Section 3.6.

r.                                   The term “Devon Positive Balance Payment Amount” is defined in Section 3.6.

s.                                 The term “Earnest Money Deposit” is defined in Section 3.1(a).

t.                                   The term “Easements” shall mean all easements, rights-of-way, surface use agreements, servitudes, licenses and other similar rights for the use of the surface or subsurface estate in connection with the System including, without limitation, those described on Exhibit C.

u.                                The term “Effective Time” means, at 12:01 a.m. Central Standard Time, on the first day of the month in which Closing occurs.

v.                                The term “Environmental Assessment” is defined in Section 6.1.

w.                              The terms “Environmental Claim” and “Claims” shall mean all liability, costs (including without limitation any attorney fees and costs), expenses, claims, demands, fines, penalties, causes of action or other obligations under Environmental Laws.

x.                                  The term “Environmental Defect Notice Date” is defined in Section 6.6(b).

y.                                The term “Environmental Laws” shall mean any and all laws, statutes, regulations, rules, or orders, of any state or federal governmental agency pertaining to the environment whose purpose is to protect the environment or wildlife and that are in effect in any and all jurisdictions in which the Properties are located, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, and the Oil Pollution Act of 1990, as amended and any analogous state or local laws, regulations, rules, orders or ordinances.

z.                                  The term “Environmental Remediation Costs” is defined in Section 6.7.

aa.                           The term “EPC Contract” shall mean the Design and Construction Agreement dated March 2, 2004, between Sellers and Engineering, Procurement and Construction, Inc. referred to in Section 2.5.

bb.                         The term “Equipment Lease” is defined in Section 2.4.

cc.                           The term “Escrow Agent” shall mean Bank of Oklahoma, N.A.

dd.                         The term “Escrow Agreement” shall mean the agreement referred to in Section 3.1 in the form attached hereto as Exhibit K.

ee.                           The term “Gathering Lines” shall mean all natural gas and condensate gathering pipelines, residue gas pipelines and other gas and condensate pipelines, pigging and handling facilities comprising the System, including, without limitation, those described on Exhibit D.

ff.                               The term “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

gg.                         The term “Liabilities” means all liability, costs (including without limitation any attorney fees and costs), expenses, claims, demands, fines, penalties, causes of action or other obligations other than those arising under Environmental Laws.

hh.                         “Material Adverse Environmental Conditions” for the purposes provided under Section 6.6(a) shall mean conditions which are required to be remediated under current applicable Environmental Laws and which, in the aggregate, would cost in excess of Five Million Dollars ($5,000,000.00) to remedy.

ii.                                 The term “NGPL Contracts” shall mean the Agreement Regarding Facilities Necessary for Natural Gas Pipeline Company of America to Receive Gas from American Central Gas Technologies, Inc. in Panola County, Texas, and an Operational Gas Balancing Agreement with Natural Gas Pipeline Company of America referred to Section 2.7.

jj.                                 The term “Owned Real Estate” shall mean the lands and surface estates described on Exhibit A.

kk.                           The term “Parts Inventory” shall mean all spare parts, pipe, valves and other similar items of inventory located on or about the Gathering Lines, the Compressor Stations and the Processing Facilities and intended for use in connection with the System.

ll.                                 The term “Permits” shall mean all permits, franchises, licenses, concessions and other rights granted by any governmental authorities for the ownership, use or operation of the System, including, without limitation, those identified on Exhibit H.

mm.                     The term “Preliminary Settlement Statement” shall mean a statement prepared by Sellers which shall set forth the Closing Amount showing each adjustment and the calculation of such adjustments used to determine the Closing Amount.

nn.                         The term “Processing Facilities” shall mean the processing facilities described on Exhibit F.

oo.                         The term “Properties” shall mean all of the Sellers’ rights, titles, interests and benefits in and to the assets described in Section 2.1 (“Panola Gas System”) located in the County of Panola in the State of Texas.

pp.                         The term “Purchase Price” as used in this Agreement is defined in Section 3.1.

qq.                         The term “Real Property Leases” shall mean the real property leases and leasehold interests described on Exhibit B.

rr.                                The term “Records” is defined in Section 2.1(m).

ss.                            The term “Seller Indemnitee” shall mean Sellers, their officers, directors, employees, contractors, representatives, and successors for the purposes set forth in Section 6.9.

tt.                                The term “Sellers” shall mean American Central Eastern Texas Gas Company Limited Partnership, an Oklahoma limited partnership and ACGC Gathering Company, L.L.C., an Oklahoma limited liability company.

uu.                          The term “Sellers’ Balancing Settlement Statement” is defined in Section 3.6.

vv.                          The term “System” shall mean the Panola Gas System located in Panola County, Texas, consisting of the Properties.

ww.                      The term “Total E&P Contract” is defined in Section 2.8.

ARTICLE II

PURCHASE AND SALE OF THE PROPERTIES

2.1                               Purchase and Sale of the Properties.  Subject to the terms and conditions of this Agreement, the Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and pay for, all of the Sellers’ rights, titles, interests and benefits in and to the following described assets (hereinafter collectively referred to as the “Properties”) including Sellers’ natural gas and condensate gathering and processing facilities located in the County of Panola in the State of Texas as hereinafter described (the “System”):

a.                                       Lands.  The lands and other surface estates described on Exhibit A hereto together with all other surface estates owned by Sellers that are used in the operation of the System (the “Owned Real Estate”);

b.                                      Real Property Leases.  The real property leases and leasehold interests described on Exhibit B hereto together with all other of Sellers’ leasehold interests used in the operation of the System (the “Real Property Leases”);

c.                                       Easements.  All easements, rights-of-way, surface use agreements, servitudes, licenses and other similar rights for the use of the surface or subsurface estate in connection with the System including, without limitation, those described on Exhibit C hereto (the “Easements”);

d.                                      Gathering Lines.  All natural gas and condensate gathering pipelines, residue gas pipelines and other gas pipelines, pigging and handling facilities, comprising the System, including, without limitation the equipment that is part of the gathering lines all as described on Exhibit D hereto and as shown on Exhibit DD (the “Gathering Lines”);

e.                                       Compressor Stations.  The compressor stations and related buildings, improvements, facilities and equipment described on Exhibit E hereto and as shown on Exhibit DD (the “Compressor Stations”);

f.                                         Processing Facilities.  The processing facilities described on Exhibit F hereto, including all components of the Crawfish Plant, with all improvements, additions, equipment and ancillary parts thereof as of the Closing Date, whether described on Exhibit F or not (the “Processing Facilities”):

g.                                      Personal Property.  All personal property as described on Exhibit G hereto.

h.                                      Parts Inventory.  All spare parts, pipe, valves and other similar items of inventory located on or about the Gathering Lines, the Compressor Stations and the Processing Facilities and intended for use in connection with the System (the “Parts Inventory”);

i.                                          Permits.  To the extent assignable, all permits, franchises, licenses, concessions and other rights granted by any governmental authorities for the ownership, use or operation of the System, including, without limitation, those identified on Exhibit H hereto (the “Permits”);

j.                                          Contracts.  The gas purchase agreements, gas and liquids sales agreements, gathering and processing agreements, and other contracts and agreements relating to the System including without limitation those identified on Exhibit I hereto (the “Contracts”);

k.                                       Hydrocarbons.  All natural gas, condensate and other hydrocarbons owned by the Sellers and located in the Gathering Lines, the Processing Facilities, the Equipment or elsewhere in the System as of the Closing Date;

l.                                          Warranties.  To the extent assignable, all warranties, representations and guarantees made by suppliers, manufacturers, and contractors held by the Sellers and relating to the Gathering Lines, the Equipment or the Processing Facilities; and

m.                                    Books and Records.  All books, files, records, correspondence, studies, surveys, reports and other data in the actual possession or control of Sellers relating to the operation of the System, including, without limitation, all title records, customer lists, supplier lists, sales materials, promotional materials, operational records, technical records, production and processing records, division order and lease right-of-way files, accounting files and contract files (the “Records”) with Sellers retaining the right to maintain or obtain from Buyer copies of the Records for a period of seven (7) years.

2.2                               Excluded Assets.

a.                                       The Properties shall not include, and the Sellers specifically retain unto themselves, all refunds, insurance, bonds, cash and deposits of Sellers maintained in connection with the System and the other assets and properties of the Sellers not associated with the System as specifically set forth on Exhibit AA.

b.                                      Additionally, Sellers shall retain all accounts receivable attributable to the sale, transportation and processing of natural gas and natural gas condensate and shall be responsible for paying accounts payable with respect to the System during periods prior to the Effective Time.  In the event Buyer is paid for such amounts as are properly due Sellers, Buyer shall immediately remit such payments to Sellers.  If Buyer pays any accounts payable with respect to the System for periods prior to the Effective Time, Sellers shall immediately reimburse Buyer for such amounts.  Buyer shall be entitled to all proceeds from the sale, transportation and processing of natural gas and natural gas condensate for periods following the Effective Time.  In the event Sellers are paid for such amounts as are properly due Buyer, Sellers shall immediately remit such payment to Buyer.

2.3                               Assumption of Liabilities and Obligations in Connection with Real Property Leases, Easements, Permits and Contracts.   Subject to the terms and conditions of this Agreement, upon Closing, Buyer shall assume, perform, observe and fulfill the duties, liabilities and obligations of Sellers under the Real Property Leases, Easements, Permits and Contracts to the extent arising after the Effective Time, and excluding in each case to the extent that such terms, provisions, conditions, liabilities or obligations (i) were required to have been performed under the terms of such Real Property Leases, Easements, Permits and Contracts prior to the Closing Date, (ii) arise out of breaches or violations of or other delinquencies under such Real Property Leases, Easements, Permits and Contracts prior to the Closing Date, or (iii) relate to obligations incurred under the terms of such Real Property Leases, Easements, Permits and Contracts prior to the Closing Date.

2.4                               Assumption of Equipment Leases.  Upon Closing, Buyer shall assume, perform, observe and fulfill the duties, liabilities and obligations of Sellers under the Equipment Leases described on Exhibit J, including the payment obligations incurred from and after the Effective Time thereunder but excluding any payment or other obligations due under or related to the Equipment Leases prior to the Effective Time.

2.5                               Assignment and Assumption of EPC Contract.  American Central Eastern Texas has contracted with Engineering, Procurement and Construction, Inc., pursuant to a Design and Construction Agreement dated March 2, 2004 (the “EPC Contract”) to redesign, refurbish and skid mount a natural gas processing plant previously known as the Shell Oil Company Crawfish Plant (the “Crawfish Plant”).  The Crawfish Plant is intended to be utilized as part of the System and is described on Exhibit F as part of the Processing Facilities.  At Closing, Buyer shall assume all of American Central Eastern Texas’ rights, responsibilities, liabilities and obligations under the EPC Contract all to the extent arising on or after the Effective Time, and American Central Eastern Texas shall assign to Buyer all its rights under the EPC Contract and the Crawfish Plant as part of the Processing Facilities.

2.6                               Assignment and Assumption of ChevronTexaco Contract.  American Central Eastern Texas has entered into a Gas Gathering and Processing Agreement dated February 13, 2004, as amended on May 20, 2004, (the “Chevron Contract”) with ChevronTexaco Exploration & Production Company, a division of Chevron U.S.A., Inc., for the construction of gathering and processing facilities and the gathering and processing of natural gas.  Such facilities are intended to be utilized as part of the System and are described, in part, on Exhibits D, E, F, H and I.  At Closing, Buyer shall assume the rights, responsibilities, liabilities and obligations under the Chevron Contract to the extent arising on or after the Effective Time, and American Central Eastern Texas shall assign to Buyer all its rights under the Chevron Contract.  ACGT is owner of all of the partnership and Member interests of Sellers and has guaranteed the performance of American Central Eastern Texas under the Chevron Contract under Guaranty Agreement dated May 20, 2004.  MarkWest Energy Partners, L.P., of which Buyer is a wholly owned subsidiary, shall assume the obligations of ACGT under such Guaranty Agreement and, to evidence the same, Buyer shall deliver to Seller at Closing the Guaranty Assumption Agreement in the form of Exhibit CC hereto executed by MarkWest Energy Partners, L.P.  From and after Closing, Buyer shall indemnify ACGT from and against any claim, demand, expense, liability or damages, including attorneys’ fees and costs of defense, made or arising under such Guaranty to the extent relating to any obligation arising on or after the Effective Time.

2.7                               Assignment and Assumption of NGPL Contracts.  American Central Eastern Texas has entered into an Agreement Regarding Facilities Necessary for Natural Gas Pipeline Company of America to Receive Gas from American Central Gas Technologies, Inc. in Panola County, Texas and an Operational Gas Balancing Agreement with Natural Gas Pipeline Company of America (the “NGPL

Contracts”).  At Closing, Buyer shall assume the rights, responsibilities, liabilities and obligations of American Central Eastern Texas under such contracts to the extent arising on or after the Effective Time, and Sellers shall assign to Buyer all its rights thereunder.

2.8                               Assignment and Assumption of Total E&P Contract.  American Central Eastern Texas has entered into a Gas Gathering and Processing Agreement dated June 4, 2004, with Total E&P USA, Inc. (the “Total E&P Contract”) for the construction of gathering and processing facilities and the gathering and processing of natural gas.  At Closing, Buyer shall assume the rights, responsibilities, liabilities and obligations under the Total E&P Contract to the extent arising on or after the Effective Time, and American Central Eastern Texas shall assign all its rights under the Total E&P Contract.

ARTICLE III

PURCHASE PRICE

3.1                               Purchase Price.  The purchase price payable by Buyer for the Properties shall be Two Hundred Forty Million Four Hundred Thousand Dollars ($240,400,000.00) (the “Purchase Price”) in immediately available funds, subject to adjustment as provided in this Article III, to be paid as follows:

a.                                       Earnest Money Deposit.  At the time of the execution and delivery of this Agreement by the parties, Buyer shall deposit the sum of Ten Million Dollars ($10,000,000) in immediately available funds (the “Earnest Money Deposit”) with Bank of Oklahoma, N.A. as Escrow Agent to be held by Escrow Agent pursuant to the terms of the Escrow Agreement attached hereto as Exhibit K which the parties shall execute at the time of the execution of this Agreement to be held and applied against the Purchase Price at Closing (as hereinafter defined) or otherwise disposed of pursuant to the terms of this Agreement.

b.                                      Payment of Remaining Balance of Purchase Price.  At Closing, which will occur no later than August 30, 2004, Buyer shall pay to Sellers the balance of the Purchase Price as provided in Section 3.3.

3.2                               Adjustments to Purchase Price.  The Purchase Price shall be subject to adjustment as follows:

a.                                       Operating Revenues and Expenses.  Sellers shall be entitled to all operating revenues attributable to the operation of the Property and shall be responsible for all operating expenses and related accounts payable arising in the ordinary course of business attributable to the Properties, in each case to the extent they relate to the time prior to the Effective Time.  Buyer shall be entitled to all operating revenues and shall be responsible for the payment of all operating expenses and related accounts payable arising in the ordinary course of business attributable to the Properties, in each case to the extent they relate to time after the Effective Time.  The actual amounts or values associated with the above shall be accounted for to the extent known in the Preliminary Settlement Statement with the final reconciliation contained in the Final Accounting Settlement.

b.                                      Taxes.  All taxes and assessments, including without limitation, excise taxes, ad valorem taxes and any other federal, state or local taxes or assessments attributable to the ownership or operation of the Properties prior to the Effective Time shall remain Seller’s responsibility, and all deductions, credits and refunds pertaining to the aforementioned taxes and assessments, no matter when received, shall belong to Seller.  All taxes and assessments, including without limitation, excise taxes, ad valorem taxes and any other federal, state, local or tribal taxes and assessments attributable to the ownership or operation of the Properties after the Effective Time (excluding franchise and income taxes of the Seller from the Effective Time through the Closing) shall be Buyer’s responsibility, and all deductions, credits and refunds pertaining to the aforementioned taxes and assessments, no matter when received, shall belong to Buyer.  The actual amounts or values associated with the above, if any, shall be accounted for to the extent known in the Preliminary Settlement Statement and finally reconciled in the Final Accounting Settlement.  Ad valorem taxes, real property and personal property taxes which have not been assessed and paid for calendar year 2004 shall be estimated based on the prior year assessment, prorated through the Effective Time and reflected in Preliminary Settlement Statement as a reduction in the Purchase Price.

c.                                       Capital Expenditure Contracts.   At Closing, there shall be an adjustment to the Purchase Price based on all amounts actually paid by Sellers under the Capital Expenditure Contracts (as defined in Section 4.1(j) as of Closing (“Actual Amounts Paid”).  If the Actual Amounts Paid are less than $11,000,000, then the Purchase Price shall be reduced by an amount equal to the difference between $11,000,000 and the Actual Amounts Paid.  If the Actual Amounts Paid are more than $11,000,000, then the Purchase Price shall be increased by the difference between the Actual Amounts Paid and $11,000,000.

d.                                      Obligations and Credits.  All prepaid utility charges, taxes, rentals and any other prepaids applicable to periods of time after the Effective Time, if any, and attributable to the Properties shall be reimbursed to Seller by Buyer; and accrued payables applicable to periods of time prior to the Effective Time, if any, and attributable to the Properties shall be the responsibility of Seller.  The actual amounts or values associated with the above shall be accounted for in the Preliminary Settlement Statement or Final Accounting Settlement.

e.                                       Final Accounting Settlement.  As soon as reasonably practicable, but in no event later than ninety (90) Days after Closing, Seller shall deliver to Buyer a post-closing statement setting forth a detailed final calculation of all post-closing adjustments applicable to the periods before and after the Effective Time (“Final Accounting Settlement”).  As soon as reasonably practicable, but in no event later than thirty (30) Days after Buyer receives the post-closing statement, Buyer shall deliver to Seller a written report containing any changes Buyer proposes to be made to such statement.  If Buyer fails to deliver a report to Seller containing changes Buyer proposes to be made to the post-closing statement, the post-closing statement delivered by Seller shall be deemed to be true and correct and binding on and non-appealable by the parties.  As soon as reasonably practicable, but in no event later than fifteen (15) Days after Seller receives Buyer’s proposed changes to the post-closing statement, the parties shall meet and undertake to agree on the final post-closing adjustments.  If the parties fail to agree on the final post-closing adjustments within such fifteen (15) Day period, the disputed items shall be resolved by submitting the same to a firm of independent nationally recognized accountants mutually acceptable to the parties (the “Accounting Referee”).  The Accounting Referee shall resolve the dispute(s) regarding the Final Accounting Settlement within thirty (30) Days after having the relevant materials submitted for review.  The decision of the Accounting Referee shall be binding and non-appealable by the parties.  The fees and expenses associated with the Accounting Referee shall be borne equally by Buyer and Seller.  The date upon which all amounts associated with the Final Accounting Settlement are agreed to by the parties, whether by decision of the Accounting Referee or otherwise, shall be herein called the “Final Settlement Date.”  Any amounts owed by either party to the other as a result of such final post-closing adjustments shall be paid within five (5) Business Days after the Final Settlement Date.

e.                                       Post-Final Accounting Settlement.  Any revenues received or costs and expenses paid by Buyer after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties prior to the Effective Time shall be billed or reimbursed to Seller, as appropriate.  Any revenues received or costs and expenses paid by Seller after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties after the Effective Time shall be reimbursed or billed to Buyer, as appropriate.

3.3                               Determination and Payment of Closing Amount.  Not less than five (5) business days prior to Closing, Sellers shall prepare and deliver to Buyer a closing statement reflecting the “Closing Amount” which shall be the Purchase Price (less the Earnest Money Deposit) adjusted as provided in Section 3.2, using for such adjustments the best information (including estimated data) available (“Preliminary Settlement Statement”).  At the Closing, Buyer shall pay to Sellers the Closing Amount in immediately available funds by wire transfer to an account or accounts designated in writing by Sellers and Buyer shall provide such instructions to the Escrow Agent to cause the Earnest Money Deposit to be paid to Sellers.

3.4                               Sellers’ Liability for Taxes and Entitlement to Pre-Effective Date Gas.

a.                                       Sellers shall be responsible for and pay all unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Properties prior to the Effective Time.

b.                                      Sellers shall be entitled to payment for all natural gas, natural gas condensate and other hydrocarbons transported by and produced by the System prior to the Effective Time.

3.5                               Allocation to Equipment and Parts Inventory.  The portion of the Purchase Price which the parties agree should reasonably be allocable to the Equipment and Parts Inventory not a part of the real estate interests sold hereunder is Sixty Six Thousand Three Hundred Twenty Eight Dollars ($66,328.00).

3.6                               Pre-Closing Determination and Payment for Gas Imbalances.

a.                                       The parties acknowledge that as of the Effective Time, the System may be subject to gas imbalances relating to (i) producers/shippers on the System; and (ii) deliveries of gas to the Duke Energy Field Services East Texas Gas System.  Seller shall be required to settle all such imbalances as of the Effective Time.

b.                                      The System may also be subject to gas imbalances with Devon Energy Corp. under a contract dated January 9, 1998 (the “Devon Gas Imbalances”).  In the event the Devon Gas Imbalances are positive as of the Effective Time (meaning the System is owed Deliveries of gas from Devon Energy Corp. without having to make payment for such deliveries), Buyer shall pay Sellers for such positive balance based upon a valuation using the NGPL Texok Index for the month immediately preceding the Effective Time (the “Devon Positive Balance Payment Amount”).  Buyer shall be entitled to sellers’ positive balance with Devon Energy Corp. upon payment therefore as provided in this Section 3.6.  In the event the Devon Gas Imbalances with respect to the System are negative as of the Effective Time (meaning the System owes deliveries of gas to Devon Energy Corp.), Sellers shall pay Buyer for such negative balances based upon a valuation using the NGPL Texok Index for the month immediately preceding the Effective Time (the “Devon Negative Balance Payment Amount”).  Upon such payment by Sellers, Buyer shall satisfy any obligation to Devon Energy Corp. for such negative balances.  Sellers will endeavor to eliminate or minimize all Devon Gas Imbalances by the Effective Time; provided, in any event the amount of the Devon Gas Imbalances as of the Effective Time will not exceed 100,000 MMBtu.

c.                                       As soon as practicable after the Closing, but not later than 60 days after the Closing, Sellers shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (“Sellers’ Balancing Settlement Statement”) setting forth its calculation of the Devon Positive Balance Payment Amount or Devon Negative Balance Payment Amount.  As soon as practicable after receipt of Sellers’ Balancing Settlement Statement, and no later than 90 days after the Closing, Buyer shall deliver to Sellers a written report containing any changes that Buyer proposes to be made to Sellers’ Balancing Settlement Statement.  Sellers and Buyer shall undertake to agree with respect to the proper amounts due for the Devon Gas Imbalances not later than 15 days after the receipt by Sellers of Buyer’s proposed changes referred to in the preceding sentence.

d.                                      If Buyer and Sellers are unable to agree upon the proper amount due for the Devon Gas Imbalances within the time periods set forth above, the matter shall be resolved in accordance with the procedures for resolving the Final Accounting Settlement in Section 3.2(d).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer as follows:

4.1                               Sellers’ Representations and Warranties.

a.                                       Seller, American Central Eastern Texas Gas Company Limited Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is duly qualified to carry on its business in Texas.  Seller, ACGC Gathering Company, L.L.C. is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is duly qualified to carry on its business in Texas.

b.                                      Sellers have the power and authority to execute and deliver this Agreement and each agreement and instrument to be delivered by Sellers pursuant hereto, and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement and each agreement and instrument to be delivered pursuant hereto by Sellers, and the consummation of the transactions provided for hereby have been duly authorized and approved by all requisite action of Sellers and no other act or proceeding on the part of Sellers or its General Partner or other partners is necessary to authorize the execution, delivery or performance of this Agreement and this Agreement is a legal, valid, binding and enforceable obligation of Sellers, except as may be limited by bankruptcy or other laws of such general application affecting creditors’ rights generally.

c.                                       No consent, approval, or notices of or to any other person is required with respect to Sellers in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby other than (i) those for which any adverse consequences arising out of the failure to obtain such consent or to make such filing are immaterial, individually and in the aggregate, to the Properties, (ii) consents already obtained by Sellers; and (iii) consents not yet obtained by Sellers which are set forth on Exhibit L.

d.                                      Sellers have not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in connection with the transactions contemplated by this Agreement for which Buyer shall have any responsibility or liability.  Sellers agree to pay and to indemnify fully, hold harmless and defend Buyer from and against, and pay, any claims by any person alleging a right to a broker’s or finder’s fee based upon any actions of Sellers in connection with these transactions.

e.                                       This Agreement and the execution and delivery hereof by Sellers do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

i.                                          Conflict with any of the terms, conditions or provisions of (i) the Limited Partnership Agreement of American Central Eastern Texas; or (ii) the Articles of Organization or Operating Agreement of ACGC Gathering;

ii.                                       Violate any provisions of or, except with respect to the HSR Act and any consents, authorizations or approvals of governmental authorities as are customarily generated and received in the ordinary course of business at post-closing dates, require any consent, authorization or approval of any governmental authority under, any statute, law, rule, regulation, ordinance, court order or judgment applicable to or binding upon Sellers;

iii.                                    Conflict with, result in a breach of, constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Sellers are a party or by which Sellers are bound or to which any of the Properties owned by them are subject, except any such consent as has been obtained prior to the date hereof; or

iv.                                   Result in the creation or imposition of any lien, charge or other encumbrance upon the Properties.

f.                                         Sellers are not in default under any of the Contracts or any other agreement, contract, lease, license or other instrument to which Sellers are a party or by which Sellers are bound or to which any of the Properties are subject.

g.                                      The Properties have been and are being operated through the Closing Date in compliance with all statutes, laws, rules, regulations or orders of any governmental authorities applicable to or binding upon Sellers or the Properties, including, without limitation, all Environmental Laws.  In the event of a breach of this warranty with respect to claims under Environmental Laws, the provisions of Sections 6.6 and 6.7 hereof shall be applicable.

h.                                      The Permits described on Exhibit H constitute all of the material Permits required or necessary for the Sellers to own and operate the Properties and to operate the System, in the places and in the manner currently owned or operated and each such Permit is in full force and effect, (ii) Sellers have not received written notification concerning, and there are no material violations that are in existence with respect to such Permits and (iii) no proceeding is pending, or to Sellers’ Knowledge, threatened with respect to the revocation, limitation or otherwise relating to any of such Permits.  The System, as currently operated by Sellers, does not require certificate authority from the Federal Energy Regulatory Commission.  All necessary reports required by any governmental authority with respect to the Properties have been, and through the Closing Date will be, timely, properly and accurately made in all material respects.  In the event of a breach of this warranty the provisions of Section 6.5(b) hereof shall be applicable.

i.                                          At the Closing, Sellers will convey title to the Properties free and clear of any and all liens, claims or encumbrances of persons claiming by, through or under Sellers, but not otherwise and will warrant and defend title to the Properties against all persons claiming by, through or under Sellers, but not otherwise. All or a portion of the Properties are subject to the mortgages described below:

Deed of Trust, Fixture Filing, Assignment, Security Agreement and Financing Statement from American Central Eastern Texas Gas Company, Limited Partnership, to Robert R. Wetteroff, as Trustee For The Benefit of Wachovia Bank, National Association as Administrative Agent and others dated January 13, 2004, recorded on January 20, 2004 in Vol. 1208, Page 658, Panola County Texas; and

Deed of Trust Fixture Filing, Assignment, Security Agreement and Financing Statement From ACGC Gathering Company, L.L.C. dated January 13, 2004, recorded on

January 20, 2004, in Vol. 1209, Page 1, Panola County, Texas.

Sellers shall obtain a full release of such mortgages, together with all other mortgages and liens affecting any portions of the System and the Properties and deliver the same to Buyer at or prior to Closing.

j.                                          With respect to the Real Property Leases, Easements and Contracts, in all material respects: (i) to the knowledge of Sellers all of such Real Property Leases, Easements and Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto; (ii) Sellers are not in breach or default with respect to any material obligations pursuant to any of the Real Property Leases, Easements or Contracts; (iii) all material payments required to be made by Sellers thereunder prior to Closing Date have been made by Sellers or will be made by Sellers prior to the Closing Date; (iv) to the knowledge of Sellers, no other party to any of the Real Property Leases, Easements or Contracts (or any successor in interest thereto) is in breach or default with respect to any of its material obligations thereunder; and (v) neither Sellers nor, to the knowledge of Sellers, any other party to any of the Real Property Leases, Easements or Contracts has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any of the Contracts or any provision thereof.  Without limiting the foregoing, with respect to the EPC Contract, the ChevronTexaco Contract, the NGPL Contracts and the Total E&P Contract (“Capital Expenditure Contracts”), (x) to the knowledge of Sellers the counterparties to each of the foregoing have fully complied with the terms and conditions thereof, (y) no persons are claiming, or have the right to claim, any materialmen’s, supplier’s or laborer’s liens in connection therewith. Exhibit Z, attached hereto is a comprehensive description of all amounts expended to date under the Capital Expenditure Contracts, including specification as to whom amounts were paid, under which contract, for what the amounts were paid and whether the work, facilities or services for which payment was made was completed as required under the applicable Capital Expenditure Contract; and, a specification of amounts left to be paid, and for what such amounts will be paid through completion of any required construction under the Capital Expenditure Contracts.

k.                                       No person, firm or entity holds any preferential or pre-emptive purchase right to purchase all or any portion of the Properties.

l.                                          All costs incurred by Sellers in the ownership and operation of the Properties have been timely and properly paid.

m.                                    Except for consents already obtained and those not yet obtained as set forth on Exhibit L (herein, the “Required Consents”), Sellers do not require the consent or approval of any third party or governmental body to transfer, sell or assign the Properties to Buyer.

n.                                      No action, suit, proceeding or claim is pending or to Sellers’ knowledge threatened against Sellers relating to the Properties or to Sellers’ ownership or operation of the Properties or seeking to restrain or prohibit this Agreement or the transactions contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby.

o.                                      Sellers have not received any written notice of infringement, misappropriation or conflict with respect to any intellectual property included within the Properties.  The operation of the Properties has not infringed, misappropriated or otherwise conflicted with any patents, patent applications, patent rights, trademarks, trademark applications, service marks, service mark applications, copyrights, trade names, unregistered copyrights, or trade secrets of any other person, firm or entity Environmental Matters.

p.                                      Neither Sellers nor any other person under the direction of Sellers has caused or allowed the accumulation, generation, use, treatment, storage, or disposal of hazardous substances in connection with or on the Properties, including offsite disposals, except in accordance with applicable Environmental Laws.  In the event of a breach of this warranty the provisions of Sections 6.6 and 6.7 hereof shall be applicable.

q.                                      There are no, and there has been no release of any, hazardous substances at, on, or underlying any of the Properties and all such releases that are required to be reported (i) under Environmental Law have been reported to the appropriate governmental authority or otherwise are in compliance with applicable Environmental Laws.  In the event of a breach of this warranty the provisions of Sections 6.6 and 6.7 hereof shall be applicable.

r.                                         Since January 1, 1999, Sellers have not received written inquiry or notice of any actual or threatened Claim or of any civil, criminal or administrative proceeding related to or arising under any Environmental Law relating to the Properties;

s.                                       Sellers are not required to operate of the System and/or Properties under any compliance order, a decree or agreement, any consent decree or order, or corrective action decree or order issued by or entered into with any governmental authority under any Environmental Law or any Law regarding health or safety in the work place.

t.                                         To Seller’s Knowledge, each Seller is operating and has operated the Systems and Assets in compliance with all applicable Environmental Laws.  In the event of a breach of this warranty the provisions of Sections 6.6 and 6.7 hereof shall be applicable.

u.                                      Sellers have all real property rights necessary to operate the System and to own and use the Properties in their present locations, and all portions of the System are located upon lands on which Sellers have valid and subsisting Owned Real Estate, Real Property Leases or Easements.  No event has occurred that with notice or lapse of time would constitute a breach or default that would permit termination, modification, or acceleration, under any Real Property Lease or Easement.  In the event of a breach of this warranty as it pertains to Easements and Permits the provisions of Section 6.5(b) hereof shall be applicable.

v.                                      In the data, records and materials delivered to Buyer in connection with this Agreement and the transactions contemplated herein, there is no untrue statement of a material fact or omission to state a material fact necessary to make the information contained in the data, records and materials delivered to Buyer hereunder not misleading.

w.                                    Except as otherwise specifically provided herein, Sellers make no representations, express or implied, with respect to the condition of the Properties.  No implied warranties of merchantability or fitness for purpose are made by Sellers and Buyer specifically disclaims the same.

x.                                        The foregoing representations and warranties of Sellers shall expressly survive Closing and not be deemed to have merged into any of the assignments or other conveyances at Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

5.1                               Buyer’s Representations and Warranties.

a.                                       Buyer represents and warrants to Sellers that Buyer is acquiring the properties for its own benefit and account and not with the intent of distributing fractional undivided interests thereof such as would be subject to regulation by federal or state securities laws.

b.                                      Buyer represents that by reason of Buyer’s knowledge and experience in the evaluation, acquisition, and operation of similar properties, Buyer has evaluated the merits and risks of purchasing the Properties and has formed an opinion based solely upon Buyer’s knowledge and experience and upon the express representations and warranties of Sellers contained in this Agreement and not upon any other representations or warranties by Sellers with respect to the Properties or as to the accuracy or completeness of any data, information, or materials heretofore or hereafter furnished to Buyer in connection with the Properties, and any reliance on or use of the same has been and will be at Buyer’s sole risk.

c.                                       Buyer represents that Buyer has made or will make during the “Assessment Period” all investigation necessary to determine the environmental condition of the Properties.

d.                                      Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to conduct business in Texas.

e.                                       Buyer has the power and authority to execute and deliver this Agreement and each agreement and instrument to be delivered by Buyer pursuant hereto, and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement and each agreement and instrument to be delivered pursuant hereto by Buyer and the consummation of the transactions provided for hereby have been duly authorized and approved by all requisite action of Buyer and no other act or proceeding on the part of Buyer or its affiliates or partners is necessary to authorize the execution, delivery or performance of this Agreement, and this Agreement is a legal, valid, binding and enforceable obligation of Buyer, except as may be limited by bankruptcy or other laws of such general application affecting creditor’s rights generally.

f.                                         Except for filings required under the HSR Act, no consent or filing is required with respect to Buyer in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby, other than those for which any adverse consequences arising out of the failure to obtain such consent are immaterial, individually and in the aggregate, to the purchase and sale of the Properties.

g.                                      The execution and delivery of this Agreement and the consummation of the transactions provided for hereby does not violate any other agreement, contract, or instrument to which Buyer is subject or is a party.

h.                                      No action, suit, proceeding or claim is pending or to Buyer’s knowledge threatened against Buyer seeking to restrain or prohibit this Agreement or the transactions contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby.

i.                                          Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in connection with the transactions contemplated by this Agreement for which Sellers shall have any responsibility or liability.  Buyer agrees to pay and to indemnify fully, hold harmless and defend Sellers from and against, and pay, any claims by any person alleging a right to a broker’s or finder’s fee based upon any actions of Buyer in connection with these transactions.

ARTICLE VI

BUYER’S ASSESSMENT OF PROPERTIES

6.1                               Assessment.  Buyer shall have a time period (“Assessment Period”) which shall end on July 20, 2004, to conduct or have conducted, at its own risk and expense, an environmental assessment of the real property on which the Properties are located consisting of (i) a surface inspection of the Properties, (ii) an inspection of Sellers’ historical files for information, if any, to the best of Sellers’ knowledge, covering any spills or disposal of crude oil, petroleum, petroleum products and condensate or hazardous substances that would be a violation of Environmental Laws relating to the Properties (herein collectively called the “Environmental Assessment”).

6.2                               Right of Entry.  Buyer agrees that the provisions of this Section shall apply to any and all access to the Properties or other property of Sellers in connection with this Agreement, whether such access occurred before or will occur after the execution of this Agreement.  Sellers will, to the extent they have the legal right to do so, provide Buyer (or its contractor) with reasonable access to the Properties to conduct the Environmental Assessment.  Buyer and/or its contractor shall comply with prudent safety and industrial hygiene procedures and shall review such procedures with Sellers prior to commencement of the Environmental Assessment.  Buyer shall comply with Sellers’ established safety related rules and regulations including those provided by Sellers’ safety manuals which will be provided to Buyer upon request.  Buyer shall submit schedules to Seller which show when Buyer plans to enter the Properties or other Seller property. Said schedules shall be in sufficient detail to allow Sellers to determine in advance the approximate number of employees, contractors, subcontractors and equipment that Buyer will have on the sites where the Properties are located at any time, and shall be provided to Sellers sufficiently in advance of the date or dates of entry to enable Sellers to arrange to have an inspector(s) present at the site(s).  Buyer shall not enter the real property on which the Properties are located without the presence of an employee or contractor of Sellers.  It is understood that there are risks associated with entry onto the Properties, and Buyer assumes responsibility for the safety of personnel and property of both Buyer and Buyer’s contractors.  Buyer agrees to inspect the Properties for safety purposes prior to such entry and to exercise precautions and conduct all actions in a way that will, in so far as reasonably possible, assure the safety of persons and property.

6.3                               Confidentiality.  Prior to Closing, Buyer shall maintain in confidence and not disclose to third parties or its employees, who are not involved in evaluating this asset acquisition, any Seller information obtained in the review of title or any other information obtained from Sellers, and shall not use such Seller information in any manner that is adverse or detrimental to the interests of Sellers.

6.4                               Records.  Buyer shall not destroy or otherwise dispose of any records, files and other data acquired hereunder until a date no earlier than December 31, 2010.  Until such date, Buyer shall make such records, files and other data available to

Sellers or their authorized representatives for any business, legal or technical need in a manner, which does not unreasonably interfere with Buyer’s business operations.  Additionally, Sellers shall have the right to retain copies of any records, files or other data transferred to Buyer hereunder.

6.5                               Review of Title.

a.                                       Buyer has conducted a review of the Owned Real Estate, Real Property Leases, Easements and Permits including licenses, to determine whether Sellers have good title thereunder and whether any consents or approvals are required for their assignment.  At Buyer’s request, Sellers will provide Buyer with continuing access to Sellers’ right-of-way files covering the Owned Real Estate, Real Property Leases and Easements.  If consents or approvals are required for assignment of any part of the Owned Real Estate, Real Property Leases, or Easements, Sellers shall, prior to Closing, obtain such consents and/or approvals, provided that (i) Buyer shall cooperate in obtaining any such consents and or approvals, at no expense to Buyer, and (ii) Buyer shall execute any reasonable documentation requested by the parties whose consent or approval may be required.

b.                                      Sellers have disclosed on Exhibit M hereto any defects, deficiencies or exceptions in the Easements and Permits of which it is aware (“Exhibit M Defects”).  In the event Buyer becomes aware of any additional defects or deficiencies in the Easements and Permits not disclosed on Exhibit M, Buyer shall notify Sellers of such defects or deficiencies in writing within 120 days after Closing (“Additional Defects”).  Thereafter, Sellers shall cure and eliminate the Exhibit M Defects listed on Exhibit M under the heading of Right of Way Gaps Currently Being Handled and the Additional Defects within one (1) year after Closing.   It is provided, however, that Sellers shall have no obligation to cure and eliminate any Exhibit M Defects that is not listed under the heading of Right of Way Gaps Currently Being Handled.  In the event Sellers are unable to cure and eliminate any defects or deficiencies, Sellers shall, as Buyer’s sole remedy, (i) indemnify Buyer against any Liabilities arising as a result of such defects or deficiencies of which Buyer has given Sellers timely notice as provided in this Section 6.5(b), (ii) pay Buyer its reasonable cost of re-routing the System around the deficient or defective right(s)-of-way or Permit, including, without limitation, all costs incurred for rights-of-way and easements.

c.                                       Sellers have disclosed on Exhibit L hereto the Easements for which consents are required to assign the same, but for which consents to assign have not yet been obtained.  Sellers shall have one (1) year following Closing to obtain such consents.  As to any Easements requiring consent to assign to Buyer for which Seller has not obtained such consents by Closing, such Easements will not be transferred or assigned to Buyer at Closing.  During that one-year period, or until Seller has obtained the required consents, Seller shall (A) retain such Easements for the benefit of Buyer, (B) provide gathering services in the pipelines located on such Easements for buyer to the same extent that would have been available to Buyer had the assignment of the Easements been made, and (C) engage Buyer as Seller’s subcontractor to operate, maintain, repair, use and replace such pipelines.  Upon obtaining the required consents, Seller shall assign such Easements to Buyer in same form as set forth on Exhibit “P”, attached hereto.  In the event Sellers are unable to obtain such consents within such period, Sellers shall, as Buyer’s sole remedy (i) indemnify Buyer against any liabilities arising from the failure to obtain such consents, and (ii) pay Buyer is reasonable cost of re-routing the System around the property covered by the Easements for which consents to assign have not been obtained, including, without limitation, all costs incurred for rights-of-way and easements.  During the period, if any, that buyer is acting as Seller’s subcontractor with respect to any pipelines under this Section 6.5 (c).  Buyer shall indemnify and hold Seller harmless from and against any Liabilities or Environmental Claims arising from Buyer’s operation, maintenance, repair, use or replacements of such pipelines during that period.

6.6                               Right to Terminate.

a.                                       Except as hereinafter provided, Buyer shall have the right to terminate this Agreement only in the event that the Properties are subject to Material Adverse Environmental Conditions as defined above.

b.                                      To terminate this Agreement pursuant to this Section 6.6, Buyer shall provide written notice to Sellers and the Escrow Agent on or before July 20, 2004, at 3:00 p.m. Central Standard Time (the “Environmental Defect Notice Date”).  To be effective, any such notice shall specifically identify and describe the basis for such termination, and shall include substantial evidence thereof, including a copy of the environmental assessment report or reports.

c.                                       Notwithstanding the delivery of such a notice of termination by Buyer to Sellers, this Agreement shall not be terminated if by July 30, 2004 (1) Sellers remedy or agree to remedy such Material Adverse Environmental Conditions; or (2) Sellers and Buyer mutually agree on an adjustment to the Purchase Price, which adjustment shall reflect Buyer’s cost to remedy such condition.

d.                                      If Sellers agree to remedy specific Material Adverse Environmental Condition(s), then all negotiations and contacts with state, federal and local agencies for approval and review of such remedial action shall be made by Sellers, and Buyer shall make no independent contacts with any of the agencies relative to such remediation.

e.                                       If the Agreement is terminated pursuant to the right specified in this Section, the Earnest Money Deposit shall be returned to Buyer.

6.7                               Post-Closing Environmental Claims.

a.               Sellers and Buyer shall bear the cost of claims under Environmental Laws arising from incidents with respect to the Properties which occur prior to the Closing Date as follows:

i.                                          Sellers shall release Buyer from and shall fully protect, indemnify and defend Buyer, its affiliates, and each of their officers, agents and employees and hold them harmless from and against any and all Liabilities relating to, arising out of, or connected, directly or indirectly, with respect to any Claims under Environmental Laws with respect to which (i) Buyer has given written notice to Sellers within 2 years following the Closing Date, and (ii) any Claims relating to Environmental Conditions that Sellers agreed to remediate under the provisions of Section 6.6, all to the extent that such Claims under (i) (ii) relate to, grow out of, or are connected with acts or omissions, or conditions occurring or existing before Closing.  Further Sellers shall reimburse Buyer for reasonable costs incurred by Buyer with respect to claims of which Buyer provided written notice to Sellers within two (2) years after the Closing Date for Claims under Environmental Laws for conditions existing on or before Closing that a governmental agency mandates remediation under a law or regulation which was applicable as of the Closing Date, including all costs of remediation, and all fines, penalties and assessments, and property damage claims from third parties on whose land such remediation takes place (collectively “Environmental Remediation Costs”), provided Buyer also bears a portion of such costs according to the following schedule:

i.                        Buyer shall pay 100% of the first $500,000 of Environmental Remediation Costs.

ii.                     Of the next $1,000,000.00 in Environmental Remediation Costs, Buyer and Sellers shall each pay 50%.

iii.                  Sellers shall be responsible for all Environmental Remediation Costs in excess of $1,500,000.

Any costs incurred by Buyer for any claims that Buyer did not give specific written notice describing the claim within two (2) years after Closing shall not be paid or reimbursed by Sellers.

6.8                               Buyer’s Release and Indemnification for Post-Closing Environmental Claims.

a.                                       Buyer, its successors and assigns (herein collectively “Buyer Indemnitor”) shall release, indemnify, defend and hold harmless Sellers, and their officers, directors, employees, contractors, representatives, and successors (collectively “Seller Indemnitee”) from all claims asserted against Seller Indemnitee by any governmental agency, person or entity arising from or related to Buyer Indemnitor’s ownership, operation, use, repair, removal, separation or control of the Properties from and after Closing, except to the extent related to any acts or omissions, or conditions first occurring or existing before Closing.

b.                                      If any action, suit, proceeding or claim is commenced, or if any claim, demand or assessment is asserted, by a third party in respect of which Sellers are entitled to be indemnified under this Section, Sellers shall notify Buyer thereof and Buyer shall defend against the action, suit, proceeding or claim and fully indemnify Sellers thereforth.

6.9                               Sellers’ Release and Indemnification for Pre-Closing Liabilities.

a.                                       Sellers shall release Buyer from and shall fully protect, indemnify and defend Buyer, its affiliates, and each of their officers, agents and employees and hold them harmless from and against any and all Liabilities relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time prior to the Closing Date; including without limitation, Liabilities relating to (i) injury or death of any person or persons whomsoever, (ii) damages to or loss of any property or resources, (iii) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, (iv) fault imposed by statute, rule, regulation or otherwise, (v) violation of the terms of any agreements or contracts, or (vi) acts or omissions, or conditions or circumstances occurring or existing prior to the Closing Date, except, however, the provisions of Section 6.7 hereof shall be applicable with respect to claims under Environmental Laws.

ARTICLE VII

COVENANTS, CLOSING CONDITIONS AND CLOSING

7.1                               Covenants of Sellers.  From the date hereof until the Closing, Sellers (i) will operate the Properties in the ordinary course and in compliance with all applicable laws, (ii) except for commitments existing under the Capital Expenditure Contracts, will not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, commit to any operation reasonably anticipated by Sellers to require future capital expenditures by the owner of the Properties in excess of $150,000, or make any capital expenditures in excess of $150,000 (iii) terminate or materially amend any of the Contracts, Real Property Leases or Easements, or execute or enter into any new material agreements affecting the Properties, (iv) will maintain generally insurance coverage on the

Properties presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (v) will use commercially reasonable efforts to maintain in full force and effect all Real Property Leases and Easements, (v) will maintain and comply with all Permits, (vii) will not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Properties, (viii) from and after the date of this Agreement until Closing, Seller shall diligently pursue all projects set forth in the Capital Expenditure Contracts in accordance with the terms thereof.  The provisions hereof shall not effect or apply to the capital expenditures of Sellers under the contracts described in Sections 2.5, 2.6, 2.7, and 2.8 above.

a.                                       Financial Statements.  Sellers acknowledge that, in order for Buyer to comply with its reporting obligations under the Securities Exchange Act of 1934, as amended (the Exchange Act) and Regulations S-X promulgated by the Securities and Exchange Commission (SEC), Buyer will be required to file with SEC on a Current Report on Form 8-K historical financial statements for the business represented by the Properties audited in accordance with generally accepted auditing principles in the United States, together with an audit opinion thereon by BKD, Sellers independent public accountants, and a consent of such accountants to the filing thereof by Buyer with the SEC (collectively, the Audited Financial Statements and Opinion).  Each of the Sellers agrees to use its commercially reasonable efforts to provide whatever other assistance is necessary (including, but not limited to, seeking the assistance and consent of its independent public accountants) to enable Buyer to file the Audited Financial Statements and Opinion within 75 days of the Closing Date.  Buyer shall pay for any services provided by the accountants pursuant to this provision.

7.2                               Governmental Filings.

a.                                       Buyer and Sellers shall, as promptly as practicable and in any event no later than July 15, 2004, file under the HSR Act with the Federal Trade Commission and the Department of Justice, as applicable, the notification and report form required for the transaction contemplated herein.  Each party will as promptly as practicable furnish all supplemental information which may be reasonably requested in connection therewith, including all information subject to secondary requests.  Each party shall request expedited treatment of such filing.  Buyer shall be obligated to use its best efforts and do all things reasonably required to obtain HSR approval.  If failure by either party to obtain timely authorization from the Federal Trade Commission or the Department of Justice results in the inability of the parties to close on the Closing Date, the time for Closing shall automatically be extended until such date as Closing can occur in compliance with the HSR Act, but in no event will the Closing Date be extended past August 30, 2004, unless further extension is mutually agreed upon by the parties.  Buyer shall pay any filing fees in connection with the filings and proceedings required by the HSR Act.  Sellers and

Buyer shall pay their own attorney fees incurred in connection with the filings and proceedings required by the HSR Act.

b.                                      In addition to filings under the HSR Act provided above, Sellers shall timely make all required governmental filings and will cooperate with Buyer in all respects in connection with required governmental filings.  Sellers shall cooperate with Buyer in connection with any requests for information to obtain any necessary approvals (or to allow the applicable time periods to expire).

c.                                       The Parties shall each deliver to the other drafts of any governmental filings and all other materials to be submitted in connection therewith sufficiently in advance of any such submission so that the other may review and comment upon such filings and other materials.

7.3                               Closing Conditions.

a.                                       Conditions of Sellers to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject, at the option of Sellers, to the satisfaction on or prior to the Closing of each of the following conditions:

i.                                          Representations.  The representations and warranties of Buyer set forth in Article 5 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date;

ii.                                       Performance.  Buyer shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

iii.                                    Pending Litigation.  No suit, action or other proceeding by a third party (including any governmental body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any governmental body;

iv.                                   HSR.  The applicable time period under the HSR Act notification has expired.

b.                                      Conditions of Buyer to Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction on or prior to the Closing of each of the following conditions:

i.                                          Representations.  The representations and warranties of Sellers set forth in Article 4 shall be materially true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; Except, however, the existence of a violation of Environmental Laws with respect to the System shall not excuse Buyer from its obligation to close as such condition is specifically provided for pursuant to the provisions of Section 6.6.

ii.                                       Performance.  Sellers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date.

iii.                                    Pending Litigation.  No suit, action or other proceeding by a third party (including any governmental body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any governmental body.

iv.                                   HSR.   The applicable time period under the HSR Act notification has expired.

7.4                               Closing.

a.                                       The “Closing” (hereby defined) of this sale shall occur on or before August 30, 2004, at the offices of Sellers at 6655 South Lewis, Suite 222, Tulsa, Oklahoma 74136, unless the parties mutually agree to another location.  Time shall be of the essence to this Agreement.

b.                                      At the Closing, Sellers and Buyer shall execute and/or deliver one or more of each of the following documents:

i.                                          Certified Resolutions of Buyer and Sellers authorizing all aspects of transactions contemplated herein; and

ii.                                       Any other documents, instruments, and/or certificates reasonably requested by Sellers or Buyer or otherwise contemplated by this Agreement;

iii.                                    A certificate of non-foreign status provided to Buyer by Sellers;

iv.                                   Incumbency certificates for all signatory officers of Buyer and Sellers.

v.                                      Transitions and Services Agreement attached hereto as Exhibit BB.

c.                                       At Closing, Sellers shall execute and deliver:

i.                                                A Special Warranty Deed covering the Owned Real Estate in the form attached hereto as Exhibit N;

ii.                                             An Assignment of the Real Property Leases in the form attached hereto as Exhibit O;

iii.                                          An Assignment of the Easements in the form attached hereto as Exhibit P;

iv.                                         An Assignment of the Gathering Lines in the form attached hereto as Exhibit Q;

v.                                            A Bill of Sale covering the Compressor Stations, the Processing Facilities, the Equipment and the Parts Inventory in the form attached hereto as Exhibit R;

vi.                                         An Assignment of the Permits to the extent assignable in the form attached hereto as Exhibit S;

vii.                                      An Assignment of the Contracts in the form attached hereto as Exhibit T;

d.                                      At Closing, Sellers and Buyer shall execute the following Assignment and Assumption Agreements:

i.                                    An Assignment and Assumption of Lessee’s Rights and Obligations under Equipment Lease in the form attached hereto as Exhibit U for each of the Equipment Leases; and

ii.                                       An Assignment and Assumption of Sellers’ rights and obligations under the EPC Contract in the form attached hereto as Exhibit V; and

iii.                                    An Assignment and Assumption of Sellers’ rights and obligations under the ChevronTexaco Contract, in the form attached hereto as Exhibit W.

iv.                                   An Assignment and Assumption of Sellers’ rights and obligations under the NGPL contracts in the form attached hereto as Exhibit X.

v.                                      An Assignment and Assumption of Sellers’ rights and obligations under the Total E&P Contract in the form attached hereto as Exhibit Y.

e.                                       The above listed closing documents shall be executed at Closing and made effective as of the Effective Time, unless Sellers and Buyer mutually agree to the contrary.  The Escrow Agent shall deliver the Earnest Money to Sellers, and Buyer shall deliver the balance of the Purchase Price to Sellers’ account by wire transfer of immediately available funds at Closing, without discount or deduction other than as expressly set forth in this

Agreement and shown on a closing statement executed by both Buyer and Sellers.

ARTICLE VIII

POST-CLOSING RESPONSIBILITIES

8.1                               Consents.  Certain of the Contracts provide, by their terms, that the assignment thereof by Sellers requires the consent of other parties to the Contracts.  Sellers shall be obligated to obtain such consents which shall be furnished to Buyer upon their receipt, which may be after Closing.  Receipt of such consents shall not be a condition to Buyer’s obligation to perform its obligations at Closing, but Sellers shall provide such consents within 180 days after Closing.  Sellers shall facilitate the continuity and performance of any of the Contracts for which consents have not been procured prior to Closing until such consents are obtained.  In performance of such obligation, Sellers shall assure that Buyer receives the benefits of such Contracts which Buyer would have received if the consent had been obtained, including any natural gas sold thereunder, and Buyer shall fully perform Sellers’ obligations under such Contracts.  In the event Sellers receive funds attributable to periods after the Effective Time to which Buyer would be entitled as a result of such consents not being procured (or otherwise), Sellers shall immediately transmit or pay the same to Buyer.  Sellers shall be responsible for and shall indemnify and hold Buyer harmless from any and all claims and Liabilities asserted by any counterparty to a Contract relating to the Closing of the transactions hereunder without such consents.

8.2                               Permits.  It shall be Buyer’s responsibility to obtain the issuance or transfer of all Federal, state or municipal licenses, registrations and other operational permits and authority; provided however, that Sellers shall reasonably cooperate with Buyer’s reasonable efforts to obtain the transfer of such permits.

8.3                               Sales and Other Taxes.  As may be required by relevant taxing agencies, Sellers shall collect and Buyer shall pay on the date of Closing all applicable state and local sales tax, use tax, gross receipts tax, business license tax and other taxes arising as a result of the transactions hereunder, except taxes imposed by reason of income to Sellers.  Any state or local tax specified above, inclusive of any penalty and interest, assessed at a future date against Sellers with respect to the transaction covered herein shall be paid by Buyer or, if paid by Sellers, Buyer shall promptly reimburse Sellers therefor.  Any filing fees, recording fees or other charges of governmental agencies or departments to file or record the deeds, assignments and other documents delivered at Closing, which may be due, shall be paid by Buyer.

8.4                               Transfer of System By Buyer.  In the event Buyer sells, assigns or transfers all or a substantial part of the System, Buyer shall cause its transferee to assume with Buyer Buyer’s liability for any obligations of Buyer to Sellers under this Agreement.  Such assumption shall not affect Buyer’s continuing responsibility for such obligations.

ARTICLE IX

MISCELLANEOUS

9.1                               Post-Closing Operation by Sellers.  Buyer may hire the field employees of Sellers engaged in the operation of the System after the Closing, and Sellers consent thereto.

9.2                               Default.  If Buyer defaults on or prior to Closing in a material way on Buyer’s obligations, including but not limited to Buyer’s absence at the designated time and place for Closing, Sellers shall be entitled, as their sole and exclusive remedy, to be paid and retain the Earnest Money Deposit as liquidated damages.  Further, Sellers shall be free immediately to sell the Properties to any third party without any restriction under or by reason of this Agreement.  If Sellers default on or prior to Closing in a material way on Sellers’ obligations, including but not limited to Sellers’ absence at the designated time and place for Closing, Buyer may specifically enforce Sellers’ obligation to close or, at its option, may terminate this Agreement and receive a refund of the Earnest Money Deposit, in addition to all of its other rights or remedies at law or in equity.  In the event that Closing fails to occur due to a failure of Section 7.3(b)(iii), or due to the failure to receive HSR approval after Buyer’s performance of its obligations under Section 7.2 hereof, Buyer shall be entitled to a refund of the Earnest Money Deposit.

9.3                               Notices.  All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, mailed by registered mail, postage prepaid or sent by facsimile, as follows:

IF TO SELLERS, ADDRESSED TO:

American Central Eastern Texas Gas Company, Limited Partnership

ACGC Gathering Company, L.L.C.

ATTN: Anthony Michog, Executive Vice President

6655 South Lewis, Suite 222

Tulsa, Oklahoma 74136

Facsimile No.: 918-493-8660

IF TO BUYER, ADDRESSED TO:

MarkWest Energy East Texas Gas Company L.P.

155 Inverness Drive West, Suite 200

Englewood, Colorado 80112

Attention: Randy S. Nickerson

Facsimile No.: (303) 290-8769

or to such other place as either party may designate as to itself by written notice to the other.  All notices will be deemed given on the date of receipt at the appropriate address.

9.4                               Governing Law.  The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflicts of laws provisions which if applied might require the application of the laws of another jurisdiction.

9.5                               Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.  This Agreement may not be assigned, in whole or in part, without the prior written consent of the other party hereto, and any such assignment that is made without such consent shall be void and of no force and effect.

9.6                               Entire Agreement; Amendments.  This Agreement, including the attached Exhibits, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding any and all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter.  Exhibits “A” through “DD”, as more specifically described herein or in the attached “Schedule of Exhibits”, are incorporated herein for all purposes.  This Agreement may not be amended, and no rights hereunder may be waived except by a written document signed by the party to be charged with such amendment or waiver.

9.7                               Publicity.  All notices to third parties and other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Buyer and Sellers.  No party shall act unilaterally in this regard without the prior written approval of the other, unless required by law.

9.8                               No Third Party Beneficiary.  It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or a successor or assign of a party hereto.

9.9                               Joint Efforts.  This Agreement was prepared with each of the Parties having access to their own legal counsel.  Accordingly, the Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation or drafting.

9.10                        Headings.  The division of this Agreement into articles, sections, and subsections and the insertion of headings and table of contents, if any, are for convenience only and shall not be used in or affect the construction or interpretation of this Agreement.

9.11                        Severability.  If any term or provision or portions thereof is deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future laws, such determination or action shall be construed so as not to affect the validity or effect of any other portion or portions of this Agreement.  Furthermore, it is the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such term or provision to the extent necessary to render it valid and enforceable while preserving the original intent of the affected term or provision or if that is not possible, by substituting therefor another provision that is valid and enforceable and achieves the same objective.

9.12                        Further Assurances and Documents.  Each Party shall promptly take such further actions, including the execution of further documents, as shall be reasonably required in order to carry out the intent and purposes of this Agreement or to protect the rights and remedies hereby created or intended to be created in favor of one or both Parties.

9.13                        Risk of Loss.  Until Closing, risk of loss to the Properties shall be on Sellers.  In the event of a casualty loss with respect to the Properties prior to Closing involving damages in excess of $100,000.00, Buyer may terminate this Agreement and be repaid the Earnest Money Deposit unless Sellers pay the cost of repair of such damage.

9.14                        Litigation.  In the event of legal proceedings to interpret or enforce the provisions hereof, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs of the action.

9.15                        Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts and by facsimile signatures.  If so executed, each of such counterparts and facsimile signatures is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one (1) agreement.

Executed on behalf of the parties hereto on the dates set forth below the respective signature lines but effective as of the date first set forth herein above.

BUYER:

MARKWEST ENERGY EAST TEXAS GAS COMPANY L.P.

	By:	/s/ MarkWest Energy East Texas Gas Company, L.P.
Title: MarkWest Energy East Texas Gas Company, L.P.
Date:

SELLERS:	AMERICAN CENTRAL EASTERN TEXAS
GAS COMPANY LIMITED PARTNERSHIP

By: AMERICAN CENTRAL GAS
TECHNOLOGIES, INC., General Partner

By:		/s/ American Central Eastern Texas Gas Company Limited Partnership
Title: American Central Eastern Texas Gas Company Limited Partnership
Date:

ACGC GATHERING COMPANY, L.L.C.

By: AMERICAN CENTRAL GAS
TECHNOLOGIES, INC., Manager

	By:	/s/ ACGC Gathering Company, L.L.C.
Title: ACGC Gathering Company, L.L.C.
Date:

JHF.AMERICAN CENTRAL EASTERN TEXAS.PSA.061004

Schedule of Exhibits (1)

Exhibit “A”	Lands and Surface Estates

Exhibit “B”	Real Property Leases and Leasehold Interests

Exhibit “C”	Easements

Exhibit “D”	Gathering Lines

Exhibit “E”	Compressor Stations

Exhibit “F”	Processing Facilities

Exhibit “G”	Personal Property

Exhibit “H”	Permits

Exhibit “I”	Contracts

Exhibit “J”	Equipment Leases

Exhibit “K”	Escrow Agreement

Exhibit “L”	Contract Assignment Consents Needed

Exhibit “M”	Exceptions, Defects or Deficiencies in Easements to be Accepted by Buyer

Exhibit “N”	Special Warranty Deed covering Owned Real Estate

Exhibit “O”	An Assignment of the Real Property Leases

Exhibit “P”	An Assignment of the Easements and Rights-of-Way

Exhibit “Q”	An Assignment of the Gathering Lines

Exhibit “R”	A Bill of Sale covering the Compressor Stations, the Processing Facilities and the Parts Inventory

Exhibit “S”	An Assignment of Permits

Exhibit “T”	An Assignment of the Contracts

Exhibit “U”	Assignment and Assumption of Rights under Equipment Lease

Exhibit “V”	Assignment and Assumption of Rights under EPC Contract

Exhibit “W”	Assignment and Assumption of Rights under ChevronTexaco Contract

Exhibit “X”	An Assignment and Assumption of Sellers’ Rights and
Obligations Under the NGPL Contracts

Exhibit “Y”	An Assignment & Assumption of Total E & P Contract

Exhibit “Z”	Capital Expenditures

Exhibit “AA”	Excluded Assets

Exhibit “BB”	Transition Services Agreement

Exhibit “CC”	Guaranty Assumption Agreement

Exhibit “DD”	Panola System Map

(1) Exhibits to the Asset Purchase and Sale Agreement have been ommitted.

ADDENDUM TO

ASSET PURCHASE AND SALE AGREEMENT

AMERICAN CENTRAL EASTERN TEXAS GAS COMPANY LIMITED PARTNERSHIP (“Seller”) and MARKWEST ENERGY EAST TEXAS GAS COMPANY L.P. (“Buyer”) are parties to that certain Asset Purchase and Sale Agreement dated July 1, 2004, relating to the Panola Gas System in Panola County, Texas (the “Purchase Agreement”).  The parties wish to modify the terms of the Purchase Agreement as provided herein.

NOW, THEREFORE, the Purchase Agreement is hereby amended as follows:

1.                                       Section 2.8 of the Purchase Agreement provides that Seller will assign and Buyer will assume certain obligations under the NGPL Contracts as defined by the Purchase Agreement.  Buyer has determined to enter into a new agreement with Natural Gas Pipeline Company of America (“NGPL”) to replace the Operational Gas Balancing Agreement and, therefore, the existing Operational Gas Balancing Agreement between NGPL and Seller will not be assigned to Buyer at Closing under the Purchase Agreement.

2.                                       Section 3.2(a), Operating Revenues and Expenses, of the Purchase Agreement shall be replaced in its entirety by the following:

“a.                                 All revenues attributable to the operation of the Properties prior to the Effective Time shall be owned by and for the account of Seller.  Seller shall be entitled to all operating revenues and shall be responsible for all operating expenses and related accounts payable arising in the ordinary course of business attributable to the Properties, in each case to the extent they relate to the time prior to the Effective Time.  Buyer shall be entitled to all operating revenues and shall be responsible for the payment of all operating expenses and related accounts payable arising in the ordinary course of business attributable to the Properties, in each case to the extent they relate to time after the Effective Time.  The actual amounts or values associated with the above shall be accounted for to the extent known in the Preliminary Settlement Statement with the final reconciliation contained in the Final Accounting Settlement.  Buyer shall not be obligated to pay or reimburse Seller for the services to be provided under the Transition Services Agreement to be executed by the parties at Closing, except as provided by that agreement.”

3.                                       Buyer’s lender has requested that the Deed of Trust instruments described in Section 4.1(i) of the Purchase Agreement not be released at Closing.  The Buyer and Seller acknowledge that the Deed of Trust instruments described in 4.1(i) of the Purchase Agreement shall not be released at Closing, but that Seller shall, at Closing, pay to Wachovia Bank, National Association, as

Administrative Agent, all amounts due at Closing under such Deed of Trust instruments.

This Addendum to Asset Purchase and Sale Agreement is executed the            day of July, 2004.

MARKWEST ENERGY EAST TEXAS		AMERICAN CENTRAL EASTERN
GAS COMPANY L.P.		GAS COMPANY LIMITED PARTNERSHIP

By: MARKWEST TEXAS GP, LLC			By:	AMERICAN CENTRAL GAS
General Partner				TECHNOLOGIES, INC.,
General Partner

By:	/s/ MarkWest Energy East Texas Gas Company L.P.
President		By:	/s/ American Central Eastern Gas Company Limited Partnership
President

ACGC GATHERING COMPANY, L.L.C.

			By:	AMERICAN CENTRAL
EASTERN TEXAS GAS
COMPANY LIMITED
PARTNERSHIP, Manager

			By:	AMERICAN CENTRAL GAS
TECHNOLOGIES, INC.,
General Partner

			By:	/s/ ACGC Gathering Company, L.L.C.
President

JHF.AMERICAN CENTRAL MARKWEST.ADDENDUM TO APSA